NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
JULY 27, 2004                                FRED RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2004 2ND QUARTER RESULTS

     Kahului, Hawaii, July 27...Maui Land & Pineapple Company, Inc. (AMEX:MLP) reported a net loss of $2,373,000 ($.33 per share) for the second quarter of 2004 compared to a net loss of $4,032,000 ($.56 per share) for the second quarter of 2003. For the first half of 2004, the Company incurred a net loss of $855,000 ($.12 per share) compared to a net loss of $4,658,000 ($.65 per share) for the first half of 2003. The reduction in net loss for the second quarter and first half of 2004 reflected improved operating results from all of the Company's business segments, as well as reduced general and administrative expenses (primarily employee severance costs and legal fees), shipping and marketing expense and interest expense. During the first half of 2004, the Company sold a 6.5-acre conservation-zoned parcel at Kapalua, which contributed $2.5 million to net income for the first half of 2004.
     "Results are largely in line with expectations as we re-engineer our pineapple, hospitality and development units," said David C. Cole, Chairman, President & CEO of the Company. "Significant initiatives in the second quarter include the execution of an agreement to purchase the Kapalua Bay Hotel and starting construction of the infrastructure improvements for the next phase of Plantation Estates. We also engaged a design firm to develop plans for a new multi-client processing facility that will replace the present pineapple cannery and provide a food-processing facility for other local farmers."
     Revenues for the second quarter of 2004 decreased by $2.5 million (8%) to $30.0 million compared to $32.5 million for the second quarter of 2003. Revenues for the first half of 2004 increased by $3.7 million (6%) to $70.6 million, compared to $66.9 million for the same period in 2003. Revenues from Commercial & Property segment (which was effectively discontinued in 2004 because of the sale of the Napili Plaza and the Queen Ka`ahumanu Center in 2003 and the reorganization of the Company's reportable business segments in 2004) decreased by $801,000 for the second quarter of 2004 and $1,549,000 for the first half of 2004 compared to the same periods in 2003.
     The Pineapple segment produced an operating loss from continuing operations of $2.5 million in the second quarter of 2004 compared to an operating loss of $3.9 million in the second quarter of 2003. Revenues from Pineapple operations decreased by $3.2 million (16%) to $16.9 million for the second quarter of 2004 compared to $20.1 million for the second quarter of 2003.
     For the first six months of 2004, the Pineapple segment incurred an operating loss of $3.9 million compared to an operating loss of $5.9 million for the first six months of 2003. Pineapple segment revenues for the first six months of 2004 increased by $225,000 to $38.7 million compared to $38.5 million for the first six months of 2003.
     In the second quarter and first half of 2004, the Company was able to achieve better average pricing for its canned and fresh pineapple products. Sales volume for the Company's canned pineapple products was lower in the second quarter and first half of 2004 compared to the same periods in 2003. The sales volume of fresh whole pineapple was lower in the second quarter, but higher in the first half of 2004, as compared to the prior year. In the second quarter and first half of 2004, the Company's shipping cost was reduced because improved post-harvest practices implemented in 2004 resulted in an extended shelf life for the Company's fresh pineapple, which has allowed for greater use of surface shipment to the West Coast, rather than more costly air shipment. In addition, the Pineapple segment incurred less cost in 2004 for legal fees and consultant costs related to lawsuits that were settled in 2003.
     The Resort segment produced an operating loss of $186,000 for the second quarter of 2004, compared to an operating loss of $777,000 for the second quarter of 2003. Revenues from the resort segment increased by $1.5 million (14%) to $12.0 million compared to $10.5 million for the second quarter of 2003.
     For the first half of 2004, the Resort segment produced an operating profit of $986,000 compared to an operating profit of $375,000 for the first half of 2003. Revenues for the first half of 2004 increased by $3.2 million (14%) to $26.4 million compared to $23.2 million for the first half of 2003.
     Room occupancies at Kapalua increased by 12 and 10 percentage points, respectively, for the second quarter and first half of 2004 compared to the same periods in 2003. The higher room occupancies resulted in increased golf play, merchandise sales, hotel ground lease revenues and income from the Kapalua Villas residential rental program. In addition, the Company's Kapalua Realty operations produced increased revenues in 2004 because of an increase in the number of residential units being resold and an increase in the average price of the units.
     The Development segment reported an operating loss of $33,000 for the second quarter of 2004 compared to an operating loss of $257,000 for the second quarter of 2003. For the first half of 2004, the Development segment reported an operating profit of $3.4 million compared to an operating profit of $379,000 for the first half of 2003.
     Operating profit for the second quarter and first half of 2004 includes $506,000 and $4.5 million, respectively, from the sales of real estate. In May 2004, the sale of a custom home at Pineapple Hill Estates that the Company constructed as part of a joint venture closed escrow. In March 2004, the sale of a 6.5-acre conservation parcel at Kapalua closed escrow. The second quarter and first half of 2003 includes the sale of 10 and 31 lots, respectively, in the Company's Kapua Village employee subdivision. Kapua Village is a 45-lot employee subdivision developed by the Company.

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                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended        Six Months Ended
                                June 30                  June 30
                             2004      2003           2004     2003
Revenues
  Pineapple               $16,944   $20,169        $38,716   $38,491
  Resort                   12,026    10,529         26,413    23,159
  Development               1,036     1,015          5,422     3,702
  Commercial & Property        15       816             31     1,580
  Other                         3       (20)             3       (19)
Total Revenues             30,024    32,509         70,585    66,913

Operating Profit (Loss)
  Pineapple                (2,522)   (3,942)        (3,941)   (5,941)
  Resort                     (186)     (777)           986       375
  Development                 (33)     (257)         3,425       379
  Commercial & Property       (10)     (237)            (2)     (457)
  Other (primarily unallocated
    corporate expense)       (499)     (795)        (1,143)   (1,219)
Total Operating Income
    (Loss)                 (3,250)   (6,008)          (675)   (6,863)
Interest Expense             (275)     (622)          (652)   (1,222)
Income Tax (Expense)
    Benefit                 1,178     1,719            438     2,200

Income (Loss) -
    Continuing Operations  (2,347)   (4,911)          (889)   (5,885)

Income (Loss) - Discontinued
  Operations                  (26)      879             34     1,227

Net Income (Loss)         $(2,373)  $(4,032)       $  (855) $ (4,658)

Earnings Per Common Share - basic and diluted
  Income (Loss) -
    Continuing Operations    (.33)     (.68)          (.12)     (.82)
  Income (Loss) - Discontinued
    Operations                 --       .12             --       .17
  Net Income (Loss)       $  (.33)  $  (.56)       $ .(.12)   $ (.65)

Average Common Shares Outstanding
  Basic                  7,195,822  7,195,800     7,195,811   7,195,800
  Diluted                7,415,305  7,195,800     7,406,275   7,195,800


NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2004, the Company reorganized its reportable business segments and prior year amounts were restated for comparability. The new Development segment is primarily comprised of all of the Company's real estate entitlement, development, construction and sales activity. These activities were previously reported as part of the Resort segment or the Commercial & Property segment. The Resort segment now includes the operation of recreation and retail facilities and utility companies and property management activities at the Kapalua Resort.